Tina S. Barry
                                              (972) 281-1484


              KIMBERLY-CLARK ANNOUNCES MAJOR RESTRUCTURING
$590 MILLION PROGRAM TO STREAMLINE OPERATIONS, CREATE A SUPERIOR COST AND
                         DISTRIBUTION STRUCTURE
           PLAN TO SUPPORT GROWTH THROUGH YEAR 2000 AND BEYOND


DALLAS, November 21, 1997 _ Kimberly-Clark Corporation (NYSE: KMB) today announced a major restructuring plan that moves the company closer to achieving its "stretch" financial target of doubling earnings per share from operations between 1995 and the year 2000. The restructuring includes the sale, closure or downsizing of up to 18 manufacturing facilities worldwide and a workforce reduction of approximately 5,000 employees.
     The plan is expected to reduce the company's operating costs by $200 million annually by the year 2000. The company said it will begin to implement the restructuring immediately and record the plan's after-tax cost of $590 million, or $1.06 per share, in the fourth quarter of 1997.
     "As a result of this restructuring, Kimberly-Clark will be in a better position than ever to take advantage of the strengths inherent in its global brands and advantaged technologies," said Wayne R. Sanders, chairman and chief executive officer. "Progress toward our long-term financial goals has been hampered this year by transitional issues in our away-from-home business, heightened competition in Europe and continued low selling prices for our products around the world. Lower selling prices alone will negatively impact our 1997 operating profit by about $250 million compared to last year.
     "We have examined all of our businesses worldwide and determined that there are significant opportunities to lower costs and improve operating efficiencies. Our plan is to create a superior cost and distribution structure to support our growth through the year 2000 and beyond. By consolidating facilities, we will eliminate excess, high-cost production capacity and narrow our focus to advantaged technologies. We also are setting the stage for the next generation of supply chain savings, which will enable us to further streamline the way we distribute our products and provide additional funds to invest in the growth of our global brands.
     "We will attempt to sell the facilities slated for consolidation wherever possible," he said. "In all cases, we will do our utmost to see that employees are treated fairly." Operations affected by the plan include a tissue mill in Winslow, Maine, which the company plans to sell, and another in Marinette, Wis., which is being downsized. Other facilities will not be identified publicly until employees are notified.
     The pretax amount of the restructuring charge is approximately $810 million. Restructuring of the company's tissue operations accounts for about 70 percent of the total, and most of the remainder relates to the company's personal care operations. The program is worldwide in scope, with approximately 60 percent of the cost targeted for North America.
The workforce reduction will affect approximately 7 percent of employees worldwide.
     The restructuring plan calls for consolidation of manufacturing operations into fewer, larger, more productive facilities. These actions will also eliminate excess production capacity, including more than 200,000 metric tons of high-cost tissue manufacturing capacity. The excess tissue capacity stems from productivity improvements and installation of new technology -- additions which have outpaced growth in demand for the company's products since the merger with Scott Paper Company in late 1995. The company has sufficient capacity for its tissue businesses and will add modern, low-cost capacity as necessary to support future growth.
     Plans also have been developed to generate incremental savings at ongoing facilities, with a goal to lower costs and improve productivity to best ever levels. The company expects the restructuring will simplify its distribution structure and enable it to further streamline its dealings with suppliers and customers, thereby generating additional efficiencies.
     Cash outlays for severance, removal of equipment and other actions comprise approximately 35 percent of the total charge and will be incurred over the next one to two years. The balance of the charge is primarily for asset write-offs. The income tax benefit of the restructuring charge is estimated to be $220 million, or 27 percent of the pretax amount.
      The cumulative after-tax cash cost of the restructuring charge is expected to be less than $100 million. Planned pretax savings are expected to exceed $100 million in 1998 and rise to approximately $200 million in the year 2000. The company anticipates that more than 80 percent of the savings will be realized in cash.
     The restructuring charge and savings include amounts related to the proposed combination of the company's Professional Health Care operations with those of Tecnol Medical Products, Inc., assuming the Tecnol acquisition is approved by its shareholders on December 18, 1997.
     Mr. Sanders said, "With this restructuring, we are taking aggressive steps to ensure our results improve from this point forward. As the savings ramp up, they will begin to offset the lower selling prices we have experienced this year. At the same time, we plan to grow our core businesses more aggressively, expanding their reach to every growth market in the world. We are committed to achieving our long-term goals and, in the process, creating significant value for our shareholders and the brightest possible future for more than 60,000 employees worldwide."
     A Fortune 100 company, Kimberly-Clark is a leading global manufacturer of personal care, consumer tissue and away-from-home products. The company's global brands include Huggies, Pull-Ups, Kotex, Depend, Kleenex, Scott, Kimwipes and WypAll. Other brands well-known outside the U.S. include Andrex, Scottex, Page, Popee, and Kimbies. Kimberly-Clark also is a major producer of professional health care products and premium business, correspondence and technical papers. The company has manufacturing operations in 37 countries and sells its products in more than 150 countries.
     Certain matters contained in this news release concerning the business outlook, anticipated financial and operating results and contemplated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. For a description of certain factors that could cause the company's future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company's Annual Report on Form 10-K for the year ended December 31, 1996 entitled "Factors That May Affect Future Results."

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